Exhibit 10.1

Execution Version

UBS AG, STAMFORD BRANCH

677 Washington Boulevard

Stamford, Connecticut 06901

UBS SECURITIES LLC

1285 Avenue of the Americas

New York, New York 10019

CONFIDENTIAL

October 27, 2015

Walgreens Boots Alliance, Inc.

108 Wilmot Road

Deerfield, IL 60015

Attention:	George Fairweather ExecutiveVice President and Global Chief Financial Officer

Project Victoria

Bridge Facility Commitment Letter

Ladies and Gentlemen:

Walgreens Boots Alliance, Inc., a Delaware corporation (the “Borrower” or “you”), has informed UBS AG, Stamford Branch (“UBS Bank”) and UBS Securities LLC (“UBS Securities” and, together with UBS Bank, “UBS”) that the Borrower intends to acquire (the “Acquisition”) directly or indirectly, all the issued and outstanding equity interests in an entity previously identified to us and codenamed “Victoria” (the “Acquired Company” and, together with its subsidiaries, the “Acquired Business”) pursuant to the Agreement and Plan of Merger (together with the exhibits, annexes, schedules and other disclosure letters thereto, collectively, as modified, amended, supplemented, consented to or waived, the “Merger Agreement”), among you, the Acquired Company and Victoria Merger Sub, Inc., a Delaware corporation, for consideration consisting of cash. Capitalized terms used and not defined in this letter (together with Annexes A, B and C hereto, this “Commitment Letter”) shall have the meanings assigned to them in Annex B hereto. UBS and any Additional Parties (as defined below) are referred to herein, collectively, as the “Commitment Parties”, “we” or “us”.

You have informed us that the cash consideration payable in connection with the Acquisition, the indebtedness of the Acquired Company to be repaid in connection with the Transactions and amounts required to pay expenses related to the Transactions will be obtained from the following sources:

•	as may be determined by the Borrower, available cash of the Borrower and the Acquired Business, including amounts that may be drawn under the Existing Credit Agreements (as defined in Annex B hereto);

•	the issuance or incurrence by the Borrower or one of its subsidiaries of approximately $12,800,000,000 in aggregate principal amount of any combination of (x) senior unsecured notes (the “Notes”) pursuant to a registered public offering or Rule 144A or other private placement (the “Notes Offering”) and (y) senior unsecured term loans (the “Term Loans”);

or, in the event $12,800,000,000 in aggregate principal amount of any combination of the Notes and the Term Loans has not been issued on or prior to the Closing Date, borrowings by the Borrower of term loans under a senior unsecured bridge facility having the terms set forth on Annex B hereto (the “Facility”) in an aggregate principal amount of $12,800,000,000 less the net cash proceeds received from the issuance of the Notes and the Term Loans on or prior to the Closing Date.

1.	Commitments; Titles and Roles.

In connection with the foregoing, UBS is pleased to commit to provide 100% of the principal amount of the Facility on the terms set forth in this Commitment Letter and subject only to the satisfaction of the conditions set forth in Annex C to this Commitment Letter; provided that, the amount of the Facility shall be automatically reduced as provided under “Optional Commitment Reductions and Prepayments” and “Mandatory Commitment Reductions and Prepayments” in Annex B hereto, and that any such reduction will be allocated among the commitments of UBS Bank and the Additional Parties ratably. UBS, together with any Additional Parties added pursuant to this Section 1 hereof, is individually referred to herein as the “Initial Lender”, and collectively as the “Initial Lenders”.

Additionally, in connection with the foregoing, (a) UBS Securities is pleased to confirm its agreement to act, and you hereby appoint UBS Securities to act, as a lead arranger and a joint bookrunner in connection with the Facility (in such capacities, (i) the “Initial Arranger”, together with any applicable Additional Parties appointed as arrangers, collectively, the “Arrangers” and (ii) the “Joint Bookrunner”, together with any applicable Additional Parties appointed as bookrunners, collectively, the “Joint Bookrunners”) and (b) UBS Bank is pleased to confirm its agreement to act, and you hereby appoint UBS Bank to act, as sole administrative agent for the Facility, in each case on the terms set forth in this Commitment Letter and subject only to the satisfaction of the conditions set forth in Annex C to this Commitment Letter, and, in either case, will perform the duties customarily associated with such roles.

It is agreed that, you may, on or prior to the date which is 15 business days after the Signing Date (as defined below), appoint up to three additional lead arrangers and/or joint bookrunners for the Facility, and award such lead arranger and/or joint bookrunners, additional agent or co-agent, manager or co-manager titles (each such institution appointed pursuant to this paragraph referred to herein as an “Additional Party” and collectively, the “Additional Parties”) or confer other titles in a manner and with economics set forth in the immediately succeeding proviso (it being understood that, to the extent you appoint any additional lead arrangers, joint bookrunners, agents, co-agents, managers or co-managers or confer other titles in respect of the Facility, then, notwithstanding anything in Section 3 to the contrary, the commitments of the Initial Lender in respect of the Facility, in each case pursuant to and in accordance with this paragraph, will be permanently reduced by the amount of the commitments of such appointed entities (or their relevant affiliates) in respect of the Facility, with such reduction allocated in the manner described in clause (y) of the succeeding proviso, upon the execution by such financial institution (and any relevant affiliate) of customary joinder documentation and, thereafter, each such Additional Party (and any relevant affiliate) shall constitute a “Commitment Party,” “Arranger” and/or “Joint Bookrunner” hereunder and it or its relevant affiliate providing such commitment shall constitute an “Initial Lender” hereunder); provided, that, in connection with the appointment of any additional lead arranger and/or any joint bookrunner for the Facility in accordance with the immediately preceding proviso, (x) the aggregate economics payable to all such additional lead arrangers and/or joint bookrunners (or any relevant affiliate thereof) in respect of the Facility shall not exceed 75.0% of the total economics that would otherwise be payable to the Commitment Parties in respect of the Facility pursuant to the Arranger Fee Letter (exclusive of any fees payable to the Administrative Agent in its capacity as such), (y) each additional lead arranger and/or joint bookrunner (or its relevant affiliates) shall assume a proportion of the commitments with respect to the Facility that is equal to the proportion of the economics allocated to such lead arranger and/or joint bookrunner and (z) no such additional lead arranger and/or joint bookrunner (or

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its relevant affiliates) shall receive a greater percentage of total economics than the percentage payable to UBS (exclusive of fees payable to the Administrative Agent in its capacity as such). Notwithstanding the foregoing, it is agreed that UBS will have “lead left” placement in any and all marketing materials or other documentation in connection with the Facility and shall hold the leading role and responsibility conventionally understood to be associated with such “lead left” placement.

The fees for, and other amounts to be paid in connection with, the commitments of the Initial Lenders hereunder and the services of the Arranger related to the Facility are set forth in (x) an Arranger Fee Letter (the “Arranger Fee Letter”) being entered into by you and the Commitment Party on the date hereof and (y) the Administrative Agent Fee Letter being entered into by you and UBS on the date hereof (the “Administrative Agent Fee Letter”, and together with the Arranger Fee Letter, the “Fee Letters”).

2.	Conditions Precedent.

Each of the Commitment Parties’ commitments and agreements hereunder are subject solely to the conditions expressly set forth in Annex C hereto and upon satisfaction (or waiver) of such conditions, the initial funding of the Facility shall occur; it being understood and agreed that there are no other conditions (implied or otherwise, including compliance with the terms of this Commitment Letter, the Fee Letters and the Credit Agreement (as defined in Annex B hereto)) to the commitments hereunder.

Notwithstanding anything herein (including each of the exhibits attached hereto), the Fee Letters, the Credit Agreement or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, the terms of the Credit Agreement and the Closing Deliverables (as defined in Annex C hereto) will be such that they do not impair the funding of the Facility on the Closing Date if the conditions set forth in Annex C hereto are satisfied.

This paragraph, the provisions herein and in paragraph 6 of Annex C hereto shall be referred to as the “Limited Conditionality Provisions”.

3.	Syndication.

The syndication of the Facility, including determinations as to the timing of offers to a group of prospective banks, financial institutions and other institutional lenders and investors identified by the Arrangers and you, including, without limitation, any relationship lenders designated by you (such banks, financial institutions and other institutional lenders and investors, together with the Initial Lenders, the “Lenders”), the selection of Lenders, the acceptance and final allocation of commitments, the awarding of titles or roles to any Lenders and the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arrangers pursuant to the terms of this Commitment Letter and the Arranger Fee Letter, will be conducted jointly by the Arrangers and the Borrower and it is agreed that the Lenders shall be limited to the banks, financial institutions and investors agreed in writing prior to the date hereof and such other banks, financial institutions and investors approved by you (each such Lender, an “Approved Lender”); provided that no such bank, financial institution or investor (other than any Additional Parties) shall hold more than 20% of the commitments in respect of the Facility.

Notwithstanding the Arrangers’ right to syndicate the Facility and receive commitments with respect thereto (but subject to Section 1 of this Commitment Letter), until the applicable Lenders shall have executed and delivered the Credit Agreement, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facility on the date of the effectiveness of, and initial funding under, the Facility in connection with any syndication, assignment or participation of the Facility, including its commitments in respect thereof, (ii) no assignment or novation by any Initial Lender shall become effective with respect to all or any portion of any Initial Lender’s commitments in

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respect of the Facility and (iii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments.

You and the Arrangers agree to use commercially reasonable efforts to negotiate, execute and deliver the Credit Agreement (with the Lenders selected as provided in this Section 3 as parties thereto) as promptly as practicable and in any event within 60 days following the date of this Commitment Letter (it being understood that you do not intend to deliver the initial borrowing notice with respect to the Facility prior to the date that is 37 days after the date hereof); provided, that the Arrangers hereby acknowledge that the Borrower intends to market and syndicate during such 60 day period term loans in lieu of a portion of the Facility and which term loans are intended to replace and reduce the Initial Lenders’ commitments with respect to the Facility on a dollar-for-dollar basis (pro rata among the Initial Lenders) and the Arrangers shall use commercially reasonable efforts to coordinate their marketing and syndication efforts in respect of the Facility with the marketing and syndication efforts of the arrangers who are arranging the term loans.

You agree to use your commercially reasonable efforts to ensure that the Arrangers’ syndication efforts benefit from your and your subsidiaries’ existing relationships with banks and other financial institutions. Subject to the proviso set forth in the immediately preceding paragraph, to facilitate an orderly and successful syndication of the Facility, you agree that, until the earlier of (a) the achievement of a Successful Syndication and (b) 90 days following the date of initial funding under the Facility (such earlier date being called the “Syndication Date”), you will ensure that there will be no competing issues, offerings, placements or arrangements of debt securities or syndicated commercial bank or other syndicated credit facilities of yours or your subsidiaries, and to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement as in effect on the date hereof will use your commercially reasonable efforts to ensure that there will be no competing issues, offerings, placements or arrangements of debt securities or syndicated commercial bank or other syndicated credit facilities of the Acquired Business (other than (i) the Facility, (ii) the Notes and the Term Loans, (iii) prior to the closing of the Acquisition, any indebtedness of the Acquired Business permitted to be incurred under the Merger Agreement, (iv) hybrid debt securities that are expected to be marketed in Europe and previously discussed between you and the Arrangers and (v) Excluded Debt (excluding, prior to the Syndication Date, the Term Loan Refinancing Debt)), in either case, without the prior written consent of the Arrangers (such consent may be withheld only if, in the reasonable judgment of the Arrangers, such financing, syndication or placement would be likely to materially impair the primary syndication of the Facility).

The Arrangers and the Borrower intend to commence syndication efforts promptly after the execution and delivery of this Commitment Letter. To assist the Arrangers in such syndication efforts, until the Syndication Date, you agree (a) to prepare and provide customary information with respect to the Borrower and its subsidiaries and the transactions contemplated hereby, and, to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement as in effect on the date hereof, to use commercially reasonable efforts to cause the Acquired Business to prepare and provide, reasonable and customary information with respect to the Acquired Business, in each case, that is reasonably requested by the Arrangers in connection with and customary for, the syndication of the Facility and (b) to cooperate, and, to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement as in effect on the date hereof, to use commercially reasonable efforts to cause the Acquired Business to cooperate, with the Arrangers in connection with (i) the preparation of one or more information packages (collectively, the “Confidential Information Memorandum”) containing such information customarily included in marketing materials for transactions of this type to be used in connection with the syndication of the Facility, (ii) the presentation of one or more information packages (collectively, the “Lender Presentation”) in a reasonable number

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of meetings and, to the extent reasonably necessary, one or more conference calls with prospective Lenders in connection with the syndication of the Facility at times and locations to be mutually agreed and upon reasonable notice (including through direct contact between senior management and certain relevant non-legal representatives of the Borrower and prospective Lenders) and (iii) prior to the commencement of the general syndication of the Facility, the use of commercially reasonable efforts to obtain a public rating (but no specific rating) of the Borrower’s Index Debt from Moody’s Investor Services, Inc. (“Moody’s”) and a public rating (but no specific rating) of the Borrower’s Index Debt from Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”), in each case taking into account the Transactions. You will be solely responsible for the contents of the Confidential Information Memorandum, the Lender Presentation and all other information, documentation or other materials delivered to the Arrangers in connection therewith, and acknowledge that the Arrangers will be using and relying upon such information without independent verification thereof.

Notwithstanding anything to the contrary set forth in this Commitment Letter or the Fee Letters or any other agreement (but subject to the express conditions precedent set forth in Section 2 of this Commitment Letter and Annex C attached hereto), the commencement or successful completion of any syndication of the Facility, obtaining of ratings and compliance with this Commitment Letter (including the compliance with any of the provisions set forth in clauses (a) and (b) of the immediately preceding paragraph) shall in no event constitute a condition precedent to the commitments hereunder or the funding of the Facility on the Closing Date.

For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon, or waive any attorney-client privilege of you, the Borrower, the Acquired Business or any of your or their respective affiliates; provided that, in the event that you do not provide information in reliance on this sentence, you shall provide notice to the Arrangers that such information is being withheld and you shall use your commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege; provided, further, that none of the foregoing shall be construed to limit any of your or the Borrower’s representations and warranties or any of the conditions, in any such case, set forth in this Commitment Letter or the Credit Agreement. Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Facility shall be those required to be delivered pursuant to paragraph 2 of Annex C and customary pro forma financial statements reasonably requested by the Arrangers.

You agree that information regarding the Facility and the Information provided by or on behalf of the Borrower to the Arrangers in connection with the Facility or the other transactions contemplated hereby (including draft and execution versions of the Credit Agreement, the Confidential Information Memorandum, the Lender Presentation, publicly filed financial statements, and draft or final offering materials relating to contemporaneous or prior securities issuances by the Borrower) may be disseminated to prospective Lenders and other persons on a confidential basis through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating the Facility or otherwise, in accordance with the Arrangers’ standard syndication practices, and you acknowledge that neither the Arrangers nor any of their respective affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of the Arrangers or such respective affiliates or any of their respective partners, members, directors, agents, employees, controlling persons or successors of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision).

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You acknowledge that certain of the Lenders may be “public side” Lenders that do not wish to receive material non-public information within the meaning of federal or state securities laws with respect to the Borrower, the Acquired Business, their respective subsidiaries or any of the respective securities of any of the foregoing (such information being called “MNPI” and each such Lender being called a “Public Lender”). At the reasonable request of the Arrangers, you agree to assist in the preparation of, and, to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement as in effect on the date hereof, to use your commercially reasonable efforts to cause the Acquired Business to assist in the preparation of, an additional version of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders that does not contain MNPI (which versions of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders shall only contain information of the type consistent with that included in filings made by you and the Acquired Company with the Securities and Exchange Commission). It is understood that, in connection with your assistance described above, (a) you will provide authorization letters to the Arrangers authorizing the distribution of the Information to prospective Lenders and containing the representations set forth in Section 4 hereof and a representation that such versions do not contain MNPI (except as otherwise set forth in the last sentence of this paragraph) and (b) each of the Confidential Information Memorandum and the Lender Presentation will include provisions that exculpate us and our affiliates with respect to any liability related to the use or misuse of the content of such Confidential Information Memorandum, Lender Presentation or related offering and marketing materials by the recipients thereof, and exculpate you, the Borrower, the Acquired Business or any of your or their respective affiliates, in the event of any unauthorized misuse of the Confidential Information Memorandum, the Lender Presentation or related offering and marketing materials by the recipients thereof. In addition, you agree upon our reasonable request to use commercially reasonable efforts to clearly designate as such all Information provided to the Arrangers by or on behalf of the Borrower that is suitable to make available to Public Lenders (it being agreed that distribution of any Information that is not so identified may be restricted by the Arrangers to Lenders that are not Public Lenders). You agree that, unless expressly identified as Information that is suitable to make available to Public Lenders, each document to be disseminated by the Arrangers (or any other agent) to any Lender in connection with the Facility will be deemed to contain MNPI and the Arrangers (or such agent) will not make any such materials available to Public Lenders. You acknowledge and agree that, subject to the confidentiality and other provisions of this Commitment Letter, the following documents may, after you and your counsel shall have been given a reasonable opportunity to review them, be distributed to Public Lenders (unless you notify the Arrangers in writing (including by email) prior to such distribution that any such document contains MNPI): (a) drafts and final versions of the Credit Agreement, (b) administrative materials prepared by the Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (c) term sheets and notification of changes in the terms and conditions of the Facility. If you advise the Arrangers in writing within a reasonable period of time (including by email) prior to dissemination that any of the foregoing items should not be distributed to Public Lenders, then the Arrangers will not distribute such materials to Public Lenders without further discussions with you.

4.	Information.

You represent and warrant that (in the case of Information (as defined below) regarding the Acquired Business and its business, to your knowledge) (a) all information (other than financial projections and other forward-looking information (collectively, the “Projections”) and information of a general economic or industry nature) (the “Information”) provided by or on behalf of the Borrower or its representatives to the Commitment Parties or the Lenders in written form in connection with the transactions contemplated hereby (including, for the avoidance of doubt, all Information set forth in the Confidential Information Memorandum) does not, when taken as a whole, and will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact

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necessary to make the statements contained therein, when taken as a whole, not materially misleading when taken as a whole and in light of the circumstances under which such statements were made (giving effect to any supplements then or theretofore furnished) and (b) the Projections provided by or on behalf of the Borrower or its representatives to the Commitment Parties or the Lenders in connection with the Facility have been and will be prepared in good faith based upon assumptions that are believed by the Borrower to be reasonable at the time such Projections are furnished to the Commitment Parties or the Lenders, it being understood and agreed that Projections are as to future events and are not to be viewed as facts or a guarantee of financial performance and are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s and/or the Acquired Business’ control, that no assurance can be given that such Projections will be realized, that actual results may differ significantly from the Projections and that such differences may be material. You agree that if at any time prior to the later of (i) the Closing Date and (ii) the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if such Information or such Projections were being furnished, and such representations were being made, at such time, then you will (or with respect to Information relating to the Acquired Business, to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement as in effect on the date hereof you will use commercially reasonable efforts to) promptly supplement, or cause to be supplemented, such Information or such Projections so that such representations will be correct in all material respects under those circumstances (or with respect to Information relating to the Acquired Business, to your knowledge, such representations will be correct in all material respects under those circumstances). In arranging and syndicating the Facility, the Arrangers will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof, and you acknowledge and agree that the Arrangers will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of the Borrower, the Acquired Business or any other person or to advise or opine on any related solvency issues.

5.	Indemnification and Related Matters.

In connection with arrangements such as this, it is the policy of the Commitment Parties to receive indemnification. You agree to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

6.	Assignments.

This Commitment Letter shall not be assignable by you or us (other than to Additional Parties in accordance with Section 1 hereof) without the prior written consent of each other party hereto (and any purported assignment without such consent will be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and do not and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Any Commitment Party may assign its agreements hereunder (but for the avoidance of doubt not its commitments hereunder), in whole or in part, to any of its affiliates.

7.	Confidentiality.

Please note that this Commitment Letter and the Fee Letters, the terms hereof and thereof and any written communications provided by, or oral discussions with, the Arrangers in connection with this arrangement are exclusively for your information and may not be disclosed by you to any other person or circulated or referred to publicly without the prior written consent of the Arrangers (such consent not to be unreasonably withheld, conditioned or delayed); provided that we hereby consent to your disclosure of (a) this Commitment Letter and the Fee Letters, the terms hereof and thereof and such communications and

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discussions (i) to your affiliates and your and their respective officers, directors, employees, partners, agents, attorneys, accountants and advisors, in each case, who are directly involved in the consideration of the Facility and who have been advised by you of the confidential nature of such information, (ii) pursuant to a subpoena or order issued by a court or by judicial, administrative or legislative body or committee, or in any pending judicial, administrative or legal proceeding, or as otherwise required by applicable law, rule or regulation or compulsory legal process (in which case you agree to inform the Arrangers promptly thereof to the extent practicable and not prohibited by law, rule or regulation) or required or requested by governmental and/or regulatory authorities, (b) this Commitment Letter and the terms hereof, and if the fee amounts payable pursuant to the Fee Letters and the economic terms of the “Market Flex Provisions” in the Fee Letters have been redacted in a manner reasonably agreed by us, such redacted version of the Fee Letters to the Acquired Business and to the Acquired Business’s officers, directors, employees, partners, agents, attorneys, accountants and advisors, in each case, who have been advised of the confidential nature of such information, (c) information regarding the Facility (but not the Fee Letters or the terms thereof) in the Confidential Information Memorandum, any prospectus or other offering memorandum relating to the offering of the Notes or any S-4 or other filing with the Securities and Exchange Commission or any other governmental authority in connection with the Acquisition (provided, that the Borrower may include the aggregate amount payable as fees under the Fee Letters as part of financial projections, pro forma information or aggregate transaction expenses in a sources and uses disclosure to the extent customary or required in offering or marketing materials for the Notes or any such filing), (d) this Commitment Letter and the terms hereof (including the annexes hereto) (but not the Fee Letters or the terms thereof) to potential Lenders in any syndication or other marketing materials in connection with the Facility (including the Confidential Information Memorandum and the Lender Presentation) in each case in consultation with us (provided, that the Borrower may include the aggregate amount payable as fees under the Fee Letters as part of financial projections, pro forma information or aggregate transaction expenses in a sources and uses disclosure to the extent customary or required in offering or marketing materials for the Facility), (e) the annexes to this Commitment Letter and the terms thereof (but not the Fee Letters or the terms thereof), to ratings agencies in connection with obtaining the ratings and (f) after the date of your acceptance of this Commitment Letter (the “Signing Date”), this Commitment Letter and the Fee Letters and the contents of each thereof (including the annexes hereto), to any potential Additional Party, in either case to the extent in contemplation of appointing such person pursuant to Section 1 of this Commitment Letter and to any such person’s affiliates and its and their respective officers, directors, employees, agents, attorneys, accountants and advisors, in each case, on a confidential and need-to-know basis. Notwithstanding the foregoing, following your acceptance hereof, the Commitment Letter (but not the Fee Letters) may be filed with the Securities and Exchange Commission, and thereafter the foregoing restrictions on the disclosure of the Commitment Letter shall no longer apply.

Each Commitment Party and its affiliates will use all confidential information provided to any of them by or on behalf of the Borrower or the Acquired Business hereunder solely for the purpose of providing the services that are the subject of this Commitment Letter and negotiating, evaluating and contemplating the transactions contemplated hereby, and will treat as confidential all such information and will not publish, disclose or otherwise divulge, such information without the prior written consent of the Borrower; provided that nothing herein shall prevent the Commitment Parties from disclosing any such information (i) to any Lenders or participants or prospective Lenders or participants or to any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower or its obligations under the Facility (collectively, “Specified Counterparties”); provided, that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants or Specified Counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant or Specified Counterparty that such information is being disseminated on a confidential basis in accordance with the standard syndication process of the Arrangers or customary market standards for dissemination of such types of information,

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subject to customary confidentiality restrictions that are no less restrictive in any material respect than those in this paragraph, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information, (ii) to its affiliates and its and their respective officers, directors, members, partners, agents, advisors, employees and representatives on a confidential and need-to-know basis (with such Commitment Party, to the extent such person’s compliance with this paragraph is within its control, being responsible for such compliance), (iii) pursuant to a subpoena or order issued by a court or by a judicial, administrative or legislative body or committee, or in any pending judicial, administrative or legal proceeding, or as otherwise required by applicable law, rule, regulation or compulsory legal process (in which case such Commitment Party agrees to inform the Borrower promptly thereof to the extent practicable and not prohibited by law, rule or regulation, except to the extent in connection with an audit or examination conducted by a regulatory authority having jurisdiction over it or its affiliates), (iv) as required or requested by governmental and/or regulatory authorities having jurisdiction, or purporting to have jurisdiction, over such Commitment Party or any of its affiliates, including any self-regulatory organization (in which case such Commitment Party agrees to inform the Borrower promptly thereof to the extent practicable and not prohibited by law, rule or regulation, except to the extent in connection with an audit or examination conducted by a regulatory authority having jurisdiction over it or its affiliates), (v) in connection with the assertion of any due diligence defense, (vi) to the extent such confidential information is publicly available or becomes publicly available other than as a result of an improper disclosure by such Commitment Party or any of its affiliates or any related parties thereto (including any of the persons referred to in the preceding clause (ii)) in violation of any confidentiality obligations owing to the Borrower, the Acquired Business or their respective affiliates or any related parties thereto (including any of the persons referred to in the preceding clause (ii)), (vii) provided to it from a source, other than the Borrower, the Acquired Business or their respective subsidiaries, which is not to such Commitment Party’s knowledge subject to any confidentiality or fiduciary obligation to the Borrower, the Acquired Business or their respective affiliates or any related parties thereto (including any of the persons referred to in the preceding clause (ii)) with respect to such information and (viii) to the extent that such information is independently developed by the Commitment Parties without the use of any confidential information and without violating the terms of this Commitment Letter; provided, that the foregoing obligations of the Commitment Parties shall remain in effect until the earlier of (i) two years from the date hereof and (ii) the execution and delivery of the Credit Agreement by the parties thereto, at which time any confidentiality undertaking in the Credit Agreement shall, to the extent covered thereby, supersede the provisions in this paragraph to the extent that such provisions are binding on such Commitment Parties. Notwithstanding the foregoing, following your filing of the Commitment Letter with the Securities and Exchange Commission, the foregoing restrictions shall no longer apply insofar (and only insofar) as they relate to the disclosure of this Commitment Letter and the terms hereof.

Notwithstanding anything herein to the contrary, the Borrower (and each employee, representative or other agent of the Borrower) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Facility and all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

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8.	Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, each of the Arrangers (together with their respective affiliates, the “Arranger Parties”) is a full service financial institution engaged, either directly or through its affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally. In the ordinary course of their various business activities, the Arranger Parties and funds or other entities or persons in which the Arranger Parties co-invest may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of the Borrower, the Acquired Business, their respective affiliates and other entities and persons that may be involved in transactions arising from or relating to the arrangement contemplated by this Commitment Letter or have other relationships with the Borrower, the Acquired Business or their respective affiliates. In addition, the Arranger Parties may provide investment banking, commercial banking, underwriting and financial advisory services to such other entities and persons. The arrangement contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph, and employees working on the financing contemplated hereby may have been involved in originating certain of such investments and those employees may receive credit internally therefor. Although the Arranger Parties in the course of such other activities and relationships may acquire information about the transactions contemplated by this Commitment Letter or other entities and persons that may be the subject of the financing contemplated by this Commitment Letter, none of the Arranger Parties shall have any obligation to disclose such information, or the fact that the Arranger Party is in possession of such information, to you or any of your affiliates or to use such information on your or your affiliates’ behalf.

Consistent with the policies of the Arranger Parties to hold in confidence the affairs of its customers, neither of the Arranger Parties will furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of its other customers, or use such confidential information in connection with the performance of services for other customers. Furthermore, you acknowledge that the Arranger Parties and their respective affiliates have no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

The Arranger Parties may have economic interests that conflict with yours or those of your equityholders or affiliates. You agree that the Arranger Parties will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letters will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Arranger Party, on the one hand, and you or your equityholders or affiliates, on the other hand with respect to the financing transactions contemplated hereby. You acknowledge and agree that the financing transactions contemplated by this Commitment Letter and the Fee Letters (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Arranger Parties, on the one hand, and you, on the other hand, and in connection therewith and with the process leading thereto, (a) the Arranger Parties have not assumed advisory or fiduciary responsibilities in favor of you or your equityholders or affiliates with respect to the financing transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Arranger Party has advised, is currently advising or will advise you or your equityholders or affiliates on other matters) or any other obligation to you, except the obligations expressly set forth in this Commitment Letter and the Fee Letters and (b) each of the Arranger Parties is acting solely as a principal

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and not as an agent or fiduciary of you or your management, equityholders, affiliates, creditors or any other person in connection with the financing transactions contemplated by this Commitment Letter and the Fee Letters. You acknowledge and agree that you have consulted your own legal and financial advisors to the extent you deemed appropriate and that you are responsible for making your own independent judgment with respect to such financing transactions and the process leading thereto. You agree that you will not claim that the Arranger Parties have rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to you, in connection with such financing transactions or the process leading thereto contemplated herein. As you know, UBS has been retained by you as financial advisor (in such capacity, the “Financial Advisor”) in connection with the Acquisition. You agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor and, on the other hand, the Arranger Parties and their affiliates’ relationships with you as described and referred to herein. In addition, the Arranger Parties may employ the services of their affiliates in providing services and/or performing their obligations hereunder and may exchange with such affiliates information concerning the Borrower, the Acquired Business and other entities or persons that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to the Arranger Parties hereunder.

In addition, please note that the Arranger Parties do not provide accounting, tax or legal advice.

9.	Miscellaneous.

The Commitment Parties’ commitments and agreements hereunder will automatically terminate upon the first to occur of (a) the consummation of the Acquisition with or without the funding of the Facility, (b) after execution of the Merger Agreement and prior to the time of the consummation of the Acquisition, the termination of the Merger Agreement by you or with your written consent in accordance with its terms (other than with respect to provisions therein that expressly survive termination), (c) the execution of the Credit Agreement by the parties thereto and (d) 11:59 p.m. (New York time) on October 27, 2016 (the “Outside Date”; provided that if the “End Date” (as defined in the Merger Agreement as in effect on the date hereof) is extended in accordance with the terms of the Merger Agreement, the Outside Date shall be automatically extended to match such extended End Date, which date shall be no later than January 27, 2017.

The provisions set forth under Sections 5 (including Annex A), 7 and 8 hereof and this Section 9 and the provisions of the Fee Letters related to compensation and expense reimbursement (to the extent applicable) will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the commitments and agreements hereunder; provided that your and our obligations under this Commitment Letter (other than those under Section 3, Section 4, Section 7 (solely as it relates to restrictions on your disclosure of the Fee Letters), 8 and, to the extent applicable, this Section 9 and the provisions of the Fee Letters related to compensation and expense reimbursement (to the extent applicable), all of which shall survive), shall automatically terminate and be of no further force and effect (and, if applicable, shall be superseded by the Credit Agreement) on the date the Credit Agreement is executed and delivered by the Lenders and you and is effective, and you and we shall be automatically released from all liability hereunder in connection therewith at such time; provided, that Section 5 hereof (including Annex A) will so terminate and be superseded only to the extent the Credit Agreement contains provisions affording the Commitment Parties rights to expense reimbursement and indemnity not less comprehensive than those provided for in such Section 5). You may terminate this Commitment Letter and/or the commitments of the Initial Lenders with respect to the Facility (or a portion thereof (ratably among the Initial Lenders)) at any time subject to the provisions of the immediately preceding sentence.

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Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement of each party to negotiate in good faith the Credit Agreement by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject only to conditions precedent as expressly provided herein and (ii) the Fee Letters are legally valid and binding agreements of the parties thereto with respect to the subject matter set forth therein.

Each party hereto agrees, for itself and its affiliates, that any suit, action or proceeding arising in respect of this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letters brought by it or any of its affiliates shall be brought, and shall be heard and determined, exclusively in any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of, and to venue in, such court and irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising in respect of this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letters in any such court and any defense of any inconvenient forum to the maintenance of any such suit, action or proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any such suit, action or proceeding brought in any court. Any right to trial by jury with respect to any suit, action or proceeding arising in connection with or as a result of either the Commitment Parties’ commitments or agreements hereunder or the Fee Letters or any matter referred to in this Commitment Letter or the Fee Letters is hereby irrevocably and unconditionally waived by the parties hereto. This Commitment Letter and the Fee Letters will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws; provided that (a) the interpretation of the definition of Material Adverse Effect and whether there shall have occurred a Material Adverse Effect, (b) whether the Acquisition has been consummated as contemplated by the Merger Agreement and (c) whether the representations and warranties made by the Acquired Company in the Merger Agreement are accurate and whether as a result of any inaccuracy thereof the Borrower has the right to terminate its obligations under the Merger Agreement or not to consummate the Acquisition, shall be determined in accordance with the laws of the Delaware without regard to principles of conflicts of laws that would result in the application of the laws of another jurisdiction.

The Arrangers hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) the Arrangers and each Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Arrangers and each Lender to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Arrangers and each Lender.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among the parties hereto with respect to the Facility and set forth the entire understanding of the parties

12

hereto with respect thereto and supersede any prior written or oral agreements between the parties hereto with respect to the Facility. This Commitment Letter may not be amended, and no term or provision hereof may be waived or modified, except by an instrument in writing signed by each of the parties hereto; provided, that any amendment, waiver or modification that affects only the rights or obligations of UBS may be effected by the Borrower and UBS without the consent of any other Commitment Party. The Fee Letters may not be amended, and no term or provision thereof may be waived or modified, except by an instrument in writing signed by each of the parties thereto.

[Remainder of page intentionally left blank]

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Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Initial Arranger the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letters, on or before the close of business on [            ], 2015, whereupon this Commitment Letter and the Fee Letters will become binding agreements between UBS and you. If this Commitment Letter and the Fee Letters have not been signed and returned as described in the preceding sentence by such date, this offer will terminate on such date. We look forward to working with you on this transaction.

Very truly yours,

UBS SECURITIES LLC

By:	/s/ John Stroll
	Name:	John Stroll
	Title:	Director

By:	/s/ Michael Lawton
	Name:	Michael Lawton
	Title:	Leveraged Capital Markets
Executive Director

UBS AG, STAMFORD BRANCH

By:	/s/ John Stroll
	Name:	John Stroll
	Title:	Director

By:	/s/ Michael Lawton
	Name:	Michael Lawton
	Title:	Leveraged Capital Markets
Executive Director

[Signature Page to Commitment Letter]

ACCEPTED AND AGREED AS OF THE DATE FIRST SET FORTH ABOVE:

WALGREENS BOOTS ALLIANCE, INC.

By:	/s/ George R. Fairweather
	Name:	George R. Fairweather
	Title:	Executive Vice President and Global Chief Financial Officer

[Signature Page to Commitment Letter]

ANNEX A

CONFIDENTIAL

ANNEX A

You agree to indemnify and hold each Indemnified Person (as defined below) harmless against (and, in the case of expenses, to reimburse each Indemnified Person as the same are incurred for, promptly following written demand thereof) any and all losses, claims, damages, liabilities and the reasonable and documented or invoiced out-of-pocket legal (subject to the limitations set forth below) and other expenses, in each case to the extent arising out of any investigation, litigation, claim or proceeding in connection with or as a result of the transactions contemplated by this Commitment Letter or the Fee Letters (together the “Letters”) (whether or not such investigation, litigation, claim or proceeding is brought by you, the Acquired Business or any of your or its equityholders, affiliates or creditors or any Indemnified Person and whether or not any Indemnified Person is otherwise a party thereto), except to the extent that (and only for so long as) such loss, claim, damage, liability or related expense (a) has been found by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person (or any of its controlling persons or subsidiaries of controlling persons or any of their or such Indemnified Person’s partners, members, directors, agents, employees, controlling persons, or successors of any of the foregoing), or the material breach of the agreements of such Indemnified Person (or any of its controlling persons or subsidiaries of controlling persons or any of their or such Indemnified Person’s partners, members, directors, agents, employees, controlling persons or successors of any of the foregoing) set forth in one or both of the Letters, or (b) arises out of or is in connection with any claim, litigation, loss or proceeding not involving an act or omission of you or any of your affiliates and that is brought by an Indemnified Person against another Indemnified Person (other than against any of the Arrangers, the Administrative Agent or other bookrunner in their capacities as such). If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then you will contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect (a) the relative economic interests of (i) you and your equityholders and affiliates, on the one hand and (ii) such Indemnified Person on the other hand, in the matters contemplated by the Letters, and if (but only if and to the extent) the allocation provided for in the immediately preceding clause (a) is for any reason held to be unenforceable, (b) the relative fault of (1) you and your equityholders and affiliates, on the one hand and (2) such Indemnified Person on the other hand, with respect to such loss, claim, damage or liability and any other relevant equitable considerations. Your reimbursement, indemnity and contribution obligations under this paragraph shall be in addition to any liability or obligation that you may otherwise have, shall extend upon the same terms and conditions to each affiliate of each Commitment Party and the controlling persons or subsidiaries of controlling persons or any of their or such Commitment Party’s partners, members, directors, agents, employees, controlling persons or successors of any of the foregoing (collectively, the “Indemnified Persons”), and will be binding upon and inure to the benefit of any successors of you, such Commitment Party, each such affiliate and any such person. You will not be required to indemnify the Indemnified Persons for any amount paid or payable by the Indemnified Persons in the settlement of any action, proceeding or investigation without your written consent (such consent not to be unreasonably withheld) shall be deemed reasonable), but you agree to indemnify and hold harmless each Indemnified Person from and against any loss or liability by reason of the settlement of any claim or action with your consent in accordance with and to the extent provided in the other provisions of this Annex A.

You shall not settle any such claim or action without the prior written consent of the applicable Indemnified Persons (such consent not to be unreasonably withheld) unless such settlement (a) provides for a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Persons and (b) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person. In no event will you (or any of your subsidiaries or affiliates), or any Indemnified Person have any liability for any indirect, special, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with or as a result of the transactions contemplated by the Letters (it

Annex A-1

being agreed, however, that your indemnity and contribution obligations, as set forth in the preceding provisions of this Annex A, will apply in respect of any indirect, special, consequential or punitive damages that may be awarded against any Indemnified Person in connection with a claim by a third party unaffiliated with any of the Commitment Parties).

Notwithstanding the foregoing, (x) the Borrower’s obligation to reimburse legal expenses shall be limited to the fees, charges and disbursements of one counsel for all Indemnified Persons, taken as a whole, (and, if reasonably necessary, one local counsel in any relevant jurisdiction (which may include one specialist counsel acting in multiple jurisdictions) for all such Indemnified Persons, take as a whole), which, if the Arrangers or their respective affiliates shall be parties or potential parties to any such action or proceeding, shall be selected by the Arrangers, and, solely in the case of an actual or perceived conflict of interest where any Indemnified Person or Indemnified Persons affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, of one additional counsel in each applicable jurisdiction for the affected Indemnified Person or Indemnified Persons and (y) to the extent that it is found by a final and non-appealable judgment of a court of competent jurisdiction that an Indemnified Person is not entitled to indemnification because such loss, claim, damage or liability resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person (or any of its controlling persons or subsidiaries of controlling persons or any of their or such Indemnified Person’s partners, members, directors, agents, employees, controlling persons or successors of any of the foregoing), or the material breach of the agreements of such Indemnified Person (or any of its controlling persons or subsidiaries of controlling persons or any of their or such Indemnified Person’s partners, members, directors, agents, employees, controlling persons or successors of any of the foregoing) set forth in one or both of the Letters or the Credit Agreement, then such Indemnified Person will refund to the Borrower any portion of the reimbursed amounts that is attributable to expenses incurred in relation to the act or omission of such Indemnified Person which is the subject of such finding; provided, that any amount so refunded shall be returned by the Borrower if such finding is overturned by a higher court.

Annex A-2

ANNEX B

CONFIDENTIAL

Project Victoria

Summary of the Facility

This Summary outlines certain terms of the Facility referred to in the Commitment Letter, of which this Annex B is a part. Capitalized terms used but not defined in this Annex B have the meanings given thereto in the Commitment Letter.

Borrower:	Walgreens Boots Alliance, Inc., a Delaware corporation (the “Borrower”).

Lead Arranger and Joint Bookrunner:	UBS Securities LLC (the “Initial Arranger”, when taken together with each other arranger or bookrunner added pursuant to Section 1 of the Commitment Letter, collectively, the “Arrangers”).

Sole Administrative Agent:	UBS Bank (in such capacity, the “Administrative Agent”).

Lenders:	Banks and other financial institutions selected by the Arrangers and the Borrower in accordance with the Commitment Letter (each, together with the Initial Lenders, a “Lender” and, collectively, the “Lenders”).

Transactions:	The Borrower intends to acquire (the “Acquisition”), directly or indirectly, all the issued and outstanding equity interests in an entity previously identified to us and codenamed “Victoria” (the “Acquired Company” and, together with its subsidiaries, the “Acquired Business”) pursuant to the Agreement and Plan of Merger, dated as of the date hereof, (together with the exhibits, annexes, schedules and other disclosure letters thereto, collectively, as modified, amended, supplemented, consented to or waived, the “Merger Agreement”) for consideration consisting of the Borrower’s cash and in connection with the Acquisition, the Borrower intends to repay certain indebtedness of the Acquired Business, including, without limitation, the Company Credit Agreements (as such term is defined in the Merger Agreement) on or prior to the Closing Date. The cash consideration payable in the Acquisition, amounts applied to repay certain indebtedness of the Acquired Business on or prior to the Closing Date and expenses incurred in connection with the Transactions (as defined below) will be obtained from (a) available cash of the Borrower and the Acquired Business and (b) the issuance or incurrence by the Borrower of $12,800,000,000 in aggregate principal amount of any combination of (x) its senior unsecured notes (the “Notes”) pursuant to a registered public offering or Rule 144A or other private placement (the “Notes Offering”) and (y) its senior unsecured term loans (the “Term Loans”) or, in the event $12,800,000,000 in aggregate principal amount of any combination of the Notes and the Term Loans has not been issued on or prior to the Closing Date (as defined below), borrowings by the Borrower under the Facility described herein. The acquisition and the other transactions described in this paragraph are collectively referred to as the “Transactions”.

Facility:	A senior bridge loan facility in an aggregate principal amount of up to $12,800,000,000, less the amount of any reductions of the commitments on or prior to the Closing Date as set forth under “Optional Commitment Reductions and Prepayments” and “Mandatory Commitment Reductions and Prepayments” below (the “Facility”). At any time prior to the Closing Date the Borrower may request an increase in the Facility of up to an additional $2,000,000,000 (the “Facility Upsize”) on terms substantially consistent with the commitment increase mechanics set forth in Section 2.01(b) of the Existing Credit Agreement,(but for the avoidance of doubt no Lender shall be committed to provide any portion of such Facility Upsize).

Purpose/Use of Proceeds:	The proceeds of the Loans under the Facility (the “Loans”) will be used on the Closing Date, together with available cash of the Borrower and the Acquired Business and any proceeds from the issuance of the Notes and the Term Loans prior to the Closing Date, to pay the cash portion of the consideration under the Merger Agreement, to repay certain indebtedness of the Acquired Business and to pay fees and expenses incurred in connection with the Transactions.

Closing Date:	The date on which the conditions precedent to funding are satisfied (or waived), the initial borrowing under the Facility occurs and the Acquisition is consummated (the “Closing Date”).

Availability:	Loans will be available in a single drawing on the Closing Date. The Loans will be available in U.S. dollars.

Maturity:	The Loans will mature on the day that is 364 days after the Closing Date (the “Maturity Date”); provided that the Borrower, in its sole discretion, may extend up to $3,000,000,000 of the Loans for an additional 90 day period beyond the Maturity Date in accordance with the succeeding Section titled “Extension of the Facility”.

Extension of the Facility:	The Borrower may extend the Maturity Date with respect to up to $3,000,000,000 of the Loans for an additional 90 day period (a “Maturity Date Extension”) by providing notice of such request to the Administrative Agent not more than 60 days and not less than 30 days prior to the Maturity Date (the “Extension Date”). The Maturity Date Extension will not be effective unless (a) no default or unmatured default shall have occurred and be continuing on or as of the date of such extension, (b) all representations and warranties of Borrower set forth in the Facility (other than representations and warranties as to no material adverse effect and no material undisclosed litigation) shall be true and correct in all material respects (except to the extent already qualified by materiality or material adverse effect) as if made on and as of the date of such extension, except to the extent a representation or warranty speaks as to a particular date, in which case the representation or warranty shall be as of the particular date in which it was given, (c) all fees and expenses payable on or prior to the Maturity Date shall have been paid and (d) the Borrower shall have delivered an officers certificate confirming satisfaction of clauses (a) and (b) above.

Annex B-2

Ranking:	The Loans will be unsecured and will rank equal in right of payment with all other unsecured senior obligations of the Borrower.

Pricing:	As set forth on Schedule I to this Annex B.

Optional Commitment Reductions and Prepayments:	Commitments may be terminated in whole or reduced in part, at the option of the Borrower, at any time without premium or penalty, upon three business days’ written notice, in minimum amounts and multiples to be agreed.

Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time without premium or penalty (except LIBOR breakage costs), upon three business days’ written notice, in minimum amounts and multiples to be agreed.

Mandatory Commitment Reductions and Prepayments:	Commitments under the Facility will be automatically reduced, and Loans will be required to be prepaid within three business days following the receipt of the applicable proceeds, in an aggregate amount equal to:

(a) Without duplication of clause (d) below, 100% of the Net Cash Proceeds actually received by the Borrower or any of its subsidiaries from the issuance of the Notes and the Term Loans or any Debt Incurrence (as defined below) after the date of the Commitment Letter to which this Annex B is attached (the “Commitment Letter”), whether before or after the Closing Date;

(b) 100% of the Net Cash Proceeds received by the Borrower from any Equity Issuance (as defined below) after the date of the Commitment Letter, whether before or after the Closing Date;

(c) 100% of the Net Cash Proceeds in excess of $250,000,000 for any individual transaction (and in excess of $500,000,000 in the aggregate) received by the Borrower or any of its subsidiaries from non-ordinary course sale or other disposition of any property or assets of the Borrower or any of its subsidiaries (including the sale or issuance of any equity interest, in each case to third parties, by any subsidiary) other than Net Cash Proceeds (i) of sales or other dispositions of inventory in the ordinary course of business, (ii) up to $1,500,000,000 from sales or other dispositions of assets contemplated by the Merger Agreement and/or required in order to consummate the Acquisition, (iii) of sale-leasebacks by the Borrower and its subsidiaries, (iv) of intercompany transfers, and (v) that are reinvested (or committed to be reinvested) in other assets useful

Annex B-3

in the business of the Borrower or any of its subsidiaries (or used to replace damaged or destroyed assets) within 9 months after receipt of such proceeds or, if so committed within such period, reinvested within 60 days thereafter; provided that notwithstanding the foregoing, receipt of such Net Cash Proceeds by any subsidiaries of the Borrower other than domestic U.S. subsidiaries shall not require any reduction of commitments and/or prepayment of Loans under the Facility to the extent such reduction or prepayment (x) would result in material adverse tax consequences or (y) is not prohibited, delayed or restricted under applicable law, in each case, as reasonably determined by the Borrower; and

(d) 100% of the committed amount of any term loan credit facility entered into for the purpose of financing the Transactions (such reduction to occur automatically upon the effectiveness of definitive documentation for such term loan credit facility and receipt by the Arrangers of a notice from the Borrower that such term loan credit facility constitutes a Qualifying Term Loan Facility (as defined below)).

“Qualifying Term Loan Facility” shall mean a term loan facility entered into by the Borrower for the purpose of financing the Transactions that is subject to conditions precedent to funding and limitations on assignments prior to the Closing Date that are no less favorable to the Borrower than the conditions set forth herein to the funding of the Facility, as determined by the Borrower.

“Debt Incurrence” means any incurrence of third-party debt for borrowed money by the Borrower or any of its subsidiaries (and with respect to any subsidiaries of the Borrower other than domestic U.S. subsidiaries, the incurrence of any such debt in excess of $50,000,000 for any individual transaction (and in excess of $100,000,000 in the aggregate)), whether pursuant to a public offering or in a Rule 144A or other private placement of debt securities (including debt securities convertible into equity securities) or incurrence of loans under any loan or credit facility, other than (a) debt under (i) each of the Borrower’s unsecured notes issued as of the Signing Date and described in the Borrower’s Form 10-K or 10-K/A for the fiscal year ended August 31, 2014, in the Borrower’s Form 10-Qs for the quarterly periods ended November 30, 2014, February 28, 2015 and May 31, 2015 and in any subsequent filings made with the Securities and Exchange Commission prior to the Signing Date (collectively, the “Existing Notes”), (ii) the Existing Credit Agreement (as defined below), (iii) that certain Term Loan Credit Agreement (as amended though the date hereof, the “Term Loan Credit Agreement”), dated as of November 10, 2014, among the Borrower, Walgreen Co., the lenders from time to time parties thereto and Bank of America, N.A. as administrative agent, (iv) that certain Revolving Credit Agreement (as amended though the date hereof, the “Revolving Bridge Credit Agreement”, together with the Existing Notes, the Existing Credit Agreement and the Term Loan Credit Agreement, the “Existing

Annex B-4

Debt”), dated as of December 19, 2014, among the Borrower, Walgreen Co., the lenders from time to time parties thereto and Mizuho Bank, Ltd. as administrative agent, in each case, including any extension or refinancing of the Existing Debt; provided that, the respective aggregate principal amounts of such refinancing (or commitments thereunder) do not exceed the respective aggregate principal amounts (or commitments thereunder) of the applicable Existing Debt outstanding on the date of such refinancing (plus any accrued and unpaid interest and reasonable fees, premiums and expenses incurred in connection with such refinancing) (it being understood that, notwithstanding the foregoing, the aggregate outstanding principal amount and/or commitments with respect the Existing Credit Agreement may be increased pursuant to Section 2.01(b) thereof (the amount of any such increase, the “Existing Credit Agreement Upsize”)); provided, further, that any such refinancing of the Existing Term Loan Credit Agreement (the “Term Loan Refinancing Debt”) shall only be excluded if consummated after the Syndication Date and (v) an additional revolving credit agreement in an amount not to exceed, when taken together with any Existing Credit Agreement Upsize, $1,500,000,000, (b) intercompany debt, (c) issuances of commercial paper or, to the extent access to the commercial paper market is no longer available, up to $1,000,000,000 of additional debt in replacement thereof, (d) capital leases, (e) purchase money indebtedness and equipment financings, (f) working capital facilities of foreign subsidiaries of the Borrower, (g) overdraft facilities, (h) deferred purchase price obligations, (i) up to £500,000,000 of Sterling-denominated debt, (j) up to €1,000,000,000 of Euro-denominated debt, (k) to pay fees and expenses related to the Transactions, including any fees under the Fee Letters or the Commitment Letter and (l) a £500,000,000 general basket (collectively, “Excluded Debt”).

“Equity Issuance” means any issuance of equity or equity-linked securities by the Borrower, whether pursuant to a public offering or in a Rule 144A or other private placement, other than (a) issuances of securities pursuant to employee and/or director stock plans or employee and/or director compensation plans, (b) the issuance of common stock, options, units and/or other equity interests of the Borrower to shareholders and/or employees of the Acquired Company as provided in the Merger Agreement, (c) issuances to the Borrower or any subsidiary of the Borrower, (d) pursuant to dividend reinvestment programs and (e) securities or interests issued or transferred directly (and not constituting cash proceeds of any issuance of such securities or interests) as consideration in connection with any acquisition.

“Net Cash Proceeds” shall mean:

(a) with respect to a sale or other disposition of any assets of the Borrower or any of its subsidiaries, the excess, if any, of (i) the cash received in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note

Annex B-5

receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any debt that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than the Loans), (B) the reasonable expenses incurred by the Borrower or any of its subsidiaries in connection therewith, (C) taxes reasonably estimated to be payable in connection with such transaction, (D) the amount of reserves established by the Borrower or any of its subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with applicable generally accepted accounting principles, provided that if the amount of such reserves exceeds the amounts charged against such reserve, then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds and (E) the pro rata portion of the cash received in connection therewith attributable to minority interests and not available for distribution to or for the account of the Borrower or any of its wholly-owned subsidiaries as a result thereof;

(b) with respect to the Notes, Term Loans or any Debt Incurrence, the excess, if any, of (i) cash received by the Borrower or any of its domestic subsidiaries in connection with such issuance over (ii) the sum of the underwriting discounts and commissions and other reasonable expenses incurred by the Borrower or any of its subsidiaries in connection with such issuance; and

(c) with respect to any Equity Issuance, the excess of (i) the cash received in connection with such issuance over (ii) the underwriting discounts and commissions and other reasonable expenses incurred by the Borrower or any of its subsidiaries in connection with such issuance

Documentation:	The Facility will be documented under a credit agreement (the “Credit Agreement”) based on and substantially consistent with the Borrower’s existing Revolving Credit Agreement (as amended though the date hereof, the “Existing Credit Agreement”), dated as of November 10, 2014, among the Borrower, Walgreen Co., the lenders and letter of credit issuers from time to time parties thereto and Bank of America, N.A. as administrative agent, modified as appropriate to reflect (i) the terms and conditions set forth herein and in Annex C to the Commitment Letter, (ii) materiality qualifications and other exceptions that give effect to and/or permit the structure and intended use of the Facility, (iii) the reasonable operational requirements of the Administrative Agent and (iv) the operational and strategic requirements of the Borrower (after giving effect to the Transactions) in light of its size, geographic locations, businesses, business practices, operations, financial accounting and the disclosure schedules to the Merger Agreement and to the extent any other terms are not expressly set forth herein or in the Existing Credit Agreement, will (i) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date and taking into account the timing of the syndication of the Facility and (ii) contain such other terms as the Borrower and the Initial Lenders shall reasonably agree. This paragraph shall be referred to as the “Documentation Considerations”.

Annex B-6

Representations and Warranties:	The Facility will only contain the following representations and warranties, substantially consistent with those contained in the Existing Credit Agreement (taking into account the Documentation Considerations): existence and standing; authorization and validity; no conflict; government consent; financial statements; absence of material adverse change; absence of material litigation (including in connection with the Transactions); Investment Company Act; Federal Margin Regulations; full disclosure; solvency on a consolidated basis as of the Closing Date (to be determined in a manner consistent with the calculation set forth in the certificate to be delivered pursuant to paragraph 4 of Annex C hereto); OFAC and FCPA. Notwithstanding the foregoing, subject to the Limited Conditionality Provisions, the foregoing representation and warranties shall only be made on the Closing Date.

Affirmative and Negative Covenants:	The Facility will only contain the following covenants, substantially consistent with those contained in the Existing Credit Agreement (taking into account the Documentation Considerations): delivery of financial statements and other notices and information; use of proceeds; notice of default; conduct of business and maintenance of existence; compliance with laws (including ERISA and environmental laws); inspection of property; keeping of books and records; mergers; asset sales; limitations on liens; and sanctions. Notwithstanding the foregoing, the foregoing covenants shall only apply after the Closing Date shall have occurred.

Financial Covenant:	The Facility will include only the following financial covenant, substantially consistent with the financial covenant contained in the Existing Credit Agreement: As of the last day of each fiscal quarter of Borrower commencing with the first full fiscal quarter-end date occurring after the Closing Date, the ratio of Consolidated Debt to Total Capitalization (each defined in a manner consistent with the Existing Credit Agreement) shall not be greater than 0.60:1.00.

Events of Default:	The Facility will only contain the following events of default, substantially consistent with those contained in the Existing Credit Agreement (taking into account the Documentation Considerations): nonpayment of principal when due; nonpayment of interest or fees within five business days of due date; inaccuracy of representations and warranties in any material respect when made or deemed made; violation of covenants (subject to grace periods in the case of certain affirmative covenants); payment default or default resulting in acceleration in respect of indebtedness of $200,000,000 or more; bankruptcy or insolvency events; undischarged judgments in excess of $200,000,000; unfunded liabilities; other ERISA liabilities; invalidity of loan documents. Notwithstanding the foregoing, the foregoing events of default shall only apply after the Closing Date shall have occurred.

Annex B-7

Conditions Precedent to Funding:	The obligations of the Lenders to make the Loans on the Closing Date will be subject only to the conditions precedent referred to in Annex C to the Commitment Letter, it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letters and the Credit Agreement.

Assignments and Participations:	After the Closing Date, the Lenders may assign all or, in an amount not less than $10,000,000, any part of, their loans under the Facility to their affiliates (other than the Borrower, its affiliates and natural persons), approved funds or one or more banks, financial institutions or other entities, subject to the consent of the Administrative Agent and the Borrower, in each case not to be unreasonably withheld, conditioned or delayed; provided that assignments made after the Closing Date to affiliates of Lenders (other than natural persons) or approved funds will not be subject to the above described consent or minimum assignment amount requirements. Upon such assignment, the assignee will become a Lender for all purposes under the Credit Agreement. A $3,500 processing fee will be required in connection with any such assignment, with exceptions to be agreed. Prior to the Closing Date, assignments of the commitments shall only be permitted to Approved Lenders in accordance with the provisions of the Commitment Letter. The Lenders will also have the right to sell participations without restriction, subject to customary limitations on voting rights, in their loans under the Facility.

Requisite Lenders:	Lenders holding a majority in interest of the commitments and Loans under the Facility or, where provided in the Existing Credit Agreement, all Lenders or all affected Lenders.

Yield Protection:	The Credit Agreement will contain provisions relating to yield protection substantially consistent with those contained in the Existing Credit Agreement.

Defaulting Lenders:	The Credit Agreement will contain provisions relating to “Defaulting Lenders” substantially consistent (to the extent applicable) with those contained in the Existing Credit Agreement.

Indemnity and Expense Reimbursement:	The Credit Agreement will contain provisions relating to indemnity, expense reimbursement, exculpation and related matters substantially similar to those contained in the Existing Credit Agreement and as otherwise agreed by the Borrower and the Arrangers.

Governing Law and Jurisdiction:	The Credit Agreement and other loan documentation will be governed by New York law (subject to exceptions corresponding to those set forth in the third paragraph of Section 9 of the Commitment Letter).

Annex B-8

Each of the parties thereto will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York and will waive any right to trial by jury.

Counsel to the Arrangers and the Administrative Agent:	Davis Polk & Wardwell LLP.

Annex B-9

SCHEDULE I TO ANNEX B

CONFIDENTIAL

Interest Rates:	The interest rates for borrowings under the Facility will be, at the option of the Borrower, (i) LIBOR or (ii) Base Rate, plus, in each case, the applicable LIBOR Margin or Base Rate Margin depending upon the ratings (the “Ratings”) of the Index Debt by Moody’s Investor Services, Inc. (“Moody’s”) or Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”), as set forth in the Facility Pricing Grid below; provided that the applicable margins at each Pricing Level in such Facility Pricing Grid will increase by 25 basis points on the 90th day following the Closing Date and by an additional 25 basis points each 90th day thereafter while Loans remain outstanding under the Facility.

“LIBOR” shall have the meaning given to “Eurocurrency Rate” in the Existing Credit Agreement.

“Base Rate” shall have the meaning given to “Alternate Base Rate” in the Existing Credit Agreement.

“Index Debt” means the senior unsecured long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other person or subject to any other credit enhancement.

The Borrower may elect interest periods of one, two, three or six months for LIBOR loans (or less than one month, subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed)).

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of Base Rate loans based on the Prime Rate). Interest shall be payable at the end of each applicable interest period (and at three-month intervals in the case of interest periods exceeding three months) on LIBOR loans and quarterly on Base Rate loans.

Default Rate:	Subject to applicable law, during the continuance of any payment event of default under the Credit Agreement only, with respect to overdue principal, at the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to Base Rate loans plus 2.00% per annum.

Extension Fee	The Borrower further agrees to pay to the Lenders an extension fee in an aggregate amount equal to 0.50% of the aggregate principal amount of the loans subject to a Maturity Date Extension, which fee shall be earned and payable on the Extension Date.

Schedule I to Annex B-1

Ticking Fees:	Commencing on the later of (i) the date that is 90 calendar days after the Signing Date (the “Ticking Fee Start Date”) and (ii) the date of execution and delivery of the Credit Agreement, the Borrower shall pay to each Lender a Ticking Fee, which will accrue from and including the Ticking Fee Start Date through but not including the earlier of (i) the Closing Date and (ii) the date on which all commitments under the Credit Agreement are terminated or reduced to zero (such earlier date, the “Termination Date”), equal to 0.125% per annum (computed on the basis of the actual number of days elapsed in a year of 360 days) on the daily aggregate amount of its commitments under the Credit Agreement from time to time. Ticking Fees will be payable quarterly in arrears and on the Termination Date.

Duration Fees:	The Borrower will pay to each Lender on each of the dates set forth below a Duration Fee equal to the applicable percentage set forth below of the aggregate principal amount of such Lender’s Loans outstanding on such date:

Date	Duration Fee Percentage

90 days after the Closing Date	0.50%

180 days after the Closing Date	0.75%

270 days after the Closing Date	1.00%

Facility Pricing Grid (bps per annum):		Ratings (Moody’s/S&P)	LIBOR Margin	Base Rate Margin
	Pricing Level I	≥ A- / A3	75	0
	Pricing Level II	BBB+ / Baa1	87.5	0
	Pricing Level III	BBB / Baa2	100	0
	Pricing Level IV	BBB- / Baa3	112.5	12.5
	Pricing Level V	≤ BB+ / Ba1	137.5	37.5

	Margins set forth for each Pricing Level will increase on the 90th day following the Closing Date and on each 90th day thereafter as provided

Schedule I to Annex B-2

under “Interest Rates” above. If (i) either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this paragraph), then such rating agency shall be deemed to have established a rating in Pricing Level V, (ii) the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Pricing Levels, the applicable margin shall be based on the higher of the two ratings and (iii) the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the margins shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either rating agency shall cease to be in the business of rating corporate debt obligations, Borrower and the Lenders shall negotiate in good faith to amend the definition of “applicable margin” to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the margins shall be determined by reference to the rating most recently in effect prior to such change or cessation.

Schedule I to Annex B-3

ANNEX C

Project Victoria

Summary of Additional Conditions Precedent to the Facility

This Summary sets forth all of the conditions precedent to the Facility. Capitalized terms used but not defined in this Annex C have the meanings given thereto in the Commitment Letter.

1.	Acquisition. The Acquisition shall have been consummated, or substantially simultaneously with the funding under the Facility shall be consummated, in each case in all material respects in accordance with the terms set forth in the Merger Agreement after giving effect to any modifications, amendments, supplements, consents, waivers or requests, other than those modifications, amendments, supplements, consents, waivers or requests (including the effects of any such requests) by the Borrower that are materially adverse to the interests of the Lenders (it being understood that any modification, amendment, supplement, consent, waiver or request by the Borrower to the definition of Material Adverse Effect shall be deemed to be materially adverse to the interests of the Lenders and any consent or request made by the Borrower pursuant to Section 6.15 of the Merger Agreement and the Acquired Company’s compliance therewith shall not be deemed to be materially adverse to the interests of the Lenders), unless consented to in writing by the Arrangers (such consent not to be unreasonably withheld, conditioned or delayed); provided that any modification, amendment, supplement, consent, waiver or request by the Borrower under the Merger Agreement that results in a reduction in the aggregate Per Share Merger Consideration shall be deemed to not be materially adverse to the interests of the Lenders or the Arranger and such reduction in the aggregate Per Share Merger Consideration shall be automatically applied to reduce the commitments under the Facility on a dollar-for-dollar basis.

2.	Financial Statements. The Initial Arranger shall have received (a) audited consolidated balance sheets and related audited statements of operations, stockholders’ equity and cash flows of the Borrower and the Acquired Company for each of the three fiscal years most recently ended at least 90 days prior to the Closing Date and (b) unaudited consolidated balance sheets and related unaudited statements of operations, stockholders’ equity and cash flows of the Borrower and the Acquired Company for each subsequent fiscal quarter ended at least 45 days prior to the Closing Date; provided that the filing of financial statements complying with the foregoing requirements on Form 10-K or Form 10-Q, as the case may be, by the Company or the Acquired Company will satisfy the applicable conditions set forth in this paragraph 2. The Initial Arranger acknowledges the receipt of each of (i) the Borrower’s Form 10-K or 10-K/A for the fiscal years ended August 31, 2012, August 31, 2013 and August 31, 2014, and Form 10-Qs for the quarterly periods ended November 30, 2014, February 28, 2015 and May 31, 2015 and (ii) the Acquired Company’s Form 10-K for the fiscal years ended March 2, 2013, March 1, 2014 and February 28, 2015, and Form 10-Qs for the quarterly periods ended May 30, 2015 and August 29, 2015 (each of which are deemed to have been delivered by or on behalf of the Borrower). Notwithstanding the foregoing, in no event shall the Borrower or the Acquired Company be required to change their respective fiscal year end date.

3.	Performance of Obligations. All fees and reasonable out-of-pocket expenses required by the Commitment Letter and the Fee Letters to be paid to the Arrangers, the Administrative Agent or the Lenders and, in the case of expenses, invoiced at least three business days prior to the Closing Date to the extent due shall, upon the initial borrowings under the Facility, have been, or will be substantially simultaneously paid upon (which amounts may be offset against the proceeds of the Facility).

4.	Customary Closing Documents. Subject in all respects to the Limited Conditionality Provisions, the Borrower shall have complied with the following conditions: (a) the execution and delivery by the Borrower of the Credit Agreement which shall be in accordance with the terms of the Commitment Letter (as modified to reflect any exercise of the “Market Flex” provisions under the Arranger Fee Letter) and the Documentation Considerations set forth in the Commitment Letter; (b) delivery to the Administrative Agent of customary legal opinions, organizational documents of the Borrower, evidence of authority of the Borrower, a good standing certificate of the Borrower in its jurisdiction of organization and customary secretary’s and officer’s certificates; and (c) delivery to the Administrative Agent of a solvency certificate from the chief financial officer of the Borrower in the form attached hereto as Exhibit I (the deliverables described clauses (b) and (c) above, the “Closing Deliverables”).

5.	“KYC” Deliverables. The Arrangers shall have received at least three business days prior to the Closing Date all documentation and other information and other information about the Borrower that the Arrangers reasonably determine is required by United States regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act to the extent reasonably requested in writing to the Borrower not fewer than ten (10) business days prior to the Closing Date.

6.	Accuracy of Representations; Absence of Certain Defaults. The accuracy on and as of the Closing Date in all material respects of (i) the representations and warranties made by or with respect to the Acquired Business in the Merger Agreement that are material to the interests of the Lenders, but only to the extent that the Borrower (or its affiliate) has the right under the Merger Agreement not to consummate the Acquisition, or to terminate its (or its affiliate’s) obligations under the Merger Agreement, as a result of a breach of such representations and warranties in the Merger Agreement (the “Merger Agreement Representations”) and (ii) the Specified Representations (as defined below). As used herein, “Specified Representations” means representations and warranties with respect to organizational existence of the Borrower; organizational power and authority of the Borrower to enter into the Credit Agreement; due authorization, execution, delivery and enforceability related to the borrowing under and the performance of the Credit Agreement; no conflicts with organizational documents related to the borrowing under and the performance of the Credit Agreement; Investment Company Act; Federal Reserve Regulations, solvency on a consolidated basis as of the Closing Date (to be determined in a manner consistent with the calculation set forth in the certificate to be delivered pursuant to paragraph 4 above) and use of proceeds thereof not violating Patriot Act, OFAC and the Foreign Corrupt Practices Act. On the Closing Date, there shall not have occurred and be continuing any bankruptcy default with respect to the Borrower.

7.	Refinancing. Substantially simultaneously with the initial borrowing under the Facility, the Acquired Company’s existing Amended and Restated Credit Agreement, dated as of January 13, 2015, among the Acquired Company, the lenders from time to time party thereto and Citicorp North America, Inc., as administrative agent and collateral processing agent (as amended, restated, supplemented or otherwise modified prior to the Closing Date) shall have been terminated and all amounts outstanding, accrued or otherwise owing thereunder shall have been paid (other than outstanding letters of credit and contingent obligations not yet due).

8.	No Material Adverse Effect. Since the date of the Merger Agreement, there shall not have occurred a Material Adverse Effect (as defined in the Merger Agreement); provided that clause (C) of the definition of Material Adverse Effect (as defined in the Merger Agreement) shall be excluded from such definition for the purpose of determining the satisfaction of this paragraph 8.

Annex C-2

EXHIBIT I TO

ANNEX C

Form of Solvency Certificate

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [    ] of the Credit Agreement, dated as of   [            ], 20[    ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Walgreens Boots Alliance, Inc. (the “Borrower”), UBS Bank, as Administrative Agent, UBS Securities LLC, as Syndication Agent, and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”). Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

I, the undersigned, the Chief Financial Officer of the Borrower, in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof), that:

1. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the Borrower and its Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the loans under each such credit agreement and the use of proceeds of such loans on the date hereof), determined in accordance with GAAP consistently applied.

(d) “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the loans under such credit agreement and the use of proceeds of such loans on the date hereof) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.

(e) “Can pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the loans under each such credit agreement and the use of proceeds of such loans on the date hereof) have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f) “Do not have Unreasonably Small Capital”

Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the loans under each such credit agreement and the use of proceeds of such loans on the date hereof) have sufficient capital to ensure that it is a going concern.

2. For purposes of this certificate, I, or officers of Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)	I have reviewed the financial statements (including the pro forma financial statements) referred to in Section [ ] of the Credit Agreement.

(b)	I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)	As chief financial officer of Borrower, I am familiar with the financial condition of Borrower and its Subsidiaries.

3. Based on and subject to the foregoing, I hereby certify on behalf of Borrower that after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the loans under each such credit agreement and the use of proceeds of such loans on the date hereof), it is my opinion that (i) each of the Fair Value and the Present Fair Salable Value of the assets of Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) Borrower and its Subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature.* * *

Exhibit I to Annex C

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first written above.

WALGREENS BOOTS ALLIANCE, INC.

By:
Name:
	Title:	Chief Financial Officer

Exhibit I to Annex C